FIRST AMENDMENT TO
ETF DISTRIBUTION AGREEMENT

This first amendment (the “Amendment”) to the ETF Distribution Agreement dated as of October 15, 2018 (the “Agreement”), by and between ETF Series Solutions (the “Trust”), and Compass Distributors, LLC (“Distributor”), is entered into as of February 18, 2019 (the “Effective Date”).

WHEREAS, the Trust and Distributor (the “Parties”) desire to amend Exhibit A to the Agreement by updating the fund list to include 1 new fund: Salt High truBeta™ US Market ETF; and
WHEREAS, pursuant to Section 8(b) of the Agreement all amendments are required to be in writing and executed by the parties hereto.

NOW THEREFORE, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Exhibit A to the Agreement is deleted in its entirety and replaced with Exhibit A attached.

3.	Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

COMPASS DISTRIBUTORS, LLC    ETF SERIES SOLUTIONS

By: /s/ Mark A. Fairbanks        By: /s/ Michael D. Barolsky
Mark A. Fairbanks, Vice President Michael D. Barolsky/Vice President and
Secretary

EXHIBIT A
to the
ETF DISTRIBUTION AGREEEMENT

As of February 18, 2019

Fund List

Gadsden Dynamic Growth ETF
Gadsden Dynamic Multi-Asset ETF
Salt High truBeta™ US Market ETF

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